Exhibit 99.1

Lyell Immunopharma Announces cGMP Qualification of LyFE™ Manufacturing Center in Advance of Initiating Clinical Programs

•	Lyell’s cGMP-compliant manufacturing facility, is designed to produce cell products at scale for upcoming clinical trials across its CAR, TIL and TCR programs

•	LyFE Manufacturing Center integrates digital data analytics into processes for real-time production monitoring and optimization

SOUTH SAN FRANCISCO, Calif., Dec. 15, 2021 — Lyell Immunopharma, Inc. (Lyell), (Nasdaq: LYEL), a T-cell reprogramming company dedicated to the mastery of T cells to cure patients with solid tumors, announced today that its LyFE Manufacturing Center in Bothell, Washington has been commissioned and qualified in compliance with the U.S. Food and Drug Administration’s (FDA’s) Current Good Manufacturing Practices (cGMP).

The cGMP qualification confirms Lyell has the proper design, monitoring and control of its manufacturing facility. Since becoming operational in April 2021, the LyFE Center has completed successful engineering runs at scale in support of the Company’s planned upcoming clinical trials.

“We are advantageously positioned with qualified manufacturing infrastructure that we own and control to support consistent and reliable manufacture of cell products for our upcoming clinical trials,” said Liz Homans, Chief Executive Officer of Lyell. “We believe that combining cGMP manufacturing with our deep understanding of T-cell biology will help us achieve our vision of curing patients with solid tumors.”

With 70,000 square feet of space, the LyFE Manufacturing Center provides several key capabilities for cell therapy manufacturing. The facility utilizes electronic systems with advanced data and analytics for real-time feedback, batch monitoring and process optimization. To support its digital manufacturing capabilities, Lyell collaborates with Amazon Web Services (AWS). The LyFE Manufacturing Center is one of the first cell therapy manufacturing facilities to benefit from AWS’s extensive experience with cloud computing, Internet of Things (IoT) and advanced analytics.

“Lyell is dedicated to developing safe and effective cell therapies for patients by investing in innovative operations and technology, including our LyFE Manufacturing Center that is designed to support a broad pipeline and is now qualified to support cGMP manufacturing standards,” said Stephen Hill, Chief Operating Officer of Lyell. “Integrating digital systems into our manufacturing operations means quicker access to data, leading to faster recognition and implementation of process improvements.”

About Lyell Immunopharma, Inc.

Lyell is a T-cell reprogramming company dedicated to the mastery of T cells to cure patients with solid tumors. The Company focuses on addressing what it believes are the primary barriers that limit consistent, reliable, and curative responses to adoptive T-cell therapy: T-cell exhaustion and lack of durable stemness, which includes proliferative capacity, ability to self-renew and ability to differentiate and eliminate solid tumors. Lyell is applying its proprietary ex vivo genetic and epigenetic reprogramming technology platforms, Gen-R and Epi-R, to address these barriers in order to develop new medicines with improved, durable, and potentially curative clinical outcomes. Lyell is based in South San Francisco, California and Seattle and Bothell, Washington. To learn more, please visit www.Lyell.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements expressed or implied in this press release include, but are not limited to, statements regarding: Lyell’s ability to produce cell products at scale for upcoming clinical trials across the Company’s

CAR, TIL and TCR programs; the integration of digital systems into our manufacturing operations and whether such integration will result in quicker access to data and faster recognition and implementation of process improvements; Lyell’s ownership and control of manufacturing infrastructure to support consistent and reliable manufacture of cell products for upcoming clinical trials; Lyell’s vision of curing patients with solid tumors; the therapeutic potential of Lyell’s product candidates; and other statements that are not historical fact. These statements are based on Lyell’s current plans, objectives, estimates, expectations and intentions, are not guarantees of future performance and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, but are not limited to, risks and uncertainties related to: the effects of the evolving COVID-19 pandemic; Lyell’s ability to submit planned INDs on the anticipated timing or at all; initiation of planned clinical trials and enrollment of patients in its future clinical trials; Lyell’s ability to manufacture and supply its product candidates for its future clinical trials; the preclinical profiles of Lyell’s product candidates not translating in clinical trials; the potential for results from clinical trials to differ from preclinical, early clinical, preliminary or expected results; significant adverse events, toxicities or other undesirable side effects associated with Lyell’s product candidates; the significant uncertainty associated with Lyell’s product candidates ever receiving any regulatory approvals; Lyell’s ability to obtain, maintain, or protect intellectual property rights related to its product candidates; implementation of Lyell’s strategic plans for its business and product candidates; the sufficiency of Lyell’s capital resources and need for additional capital to achieve its goals; and other risks, including those described under the heading “Risk Factors” in Lyell’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021 and Lyell’s future reports to be filed with the SEC. Forward-looking statements contained in this press release are made as of this date, and Lyell undertakes no duty to update such information except as required under applicable law.

Contact:

Ellen Rose

Vice President, Communications and Investor Relations

erose@lyell.com